EMPLOYMENT AGREEMENT


     This Agreement is made effective the 31st day of October 1997, between MOORE PRODUCTS CO. (the "Company"), and Donald E. Bogle (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms set forth herein;

     NOW, THEREFORE, in consideration of the provisions contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

     1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

        (a) "Base Salary" shall have the meaning set forth in Section 5.

        (b) "Board" shall mean the Board of Directors of the Company.

        (c) "Cause" shall mean the Executive has --

            (1) materially failed to perform his stated duties and not cured such failure (if curable) within 15 days of his receipt of written notice of the failure;

            (2) materially breached any provision of this Agreement and not cured such breach (if curable) within 15 days of his receipt of written notice of the breach;

            (3) demonstrated his personal dishonesty;

            (4) engaged in willful misconduct;

            (5) engaged in a breach of fiduciary duty involving personal profit;

            (6) willfully violated any law, rule or regulation, or final cease-and-desist order (other than traffic violations or similar offenses); or


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            (7) engaged in other serious misconduct of such a nature that his continued employment may reasonably be expected to affect the Company adversely.

        (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (e) "Disability" shall mean the Executive's inability to perform his duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than 6 months, provided the Executive is also eligible to receive disability benefit payments under the Company's short-term and long-term disability plans.

        (f) "Principal Executive Office" shall mean the Company's principal office for executives, presently located at Sumneytown Pike, Spring House, Pennsylvania 19477.

        (g) "Termination Date" shall mean the date specified in the Termination Notice.

        (h) "Termination Notice" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon (if any), (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive's employment under such provision,
(iii) specifies a Termination Date not fewer than 30 nor more than 90 days after such Termination Notice is given (except in the case of the Company's termination of the Executive's employment for Cause); and (iv) is given in the manner specified in Section 22(h).

          2. Employment. The Company hereby employs the Executive as Chief Executive Officer and President and the Executive hereby accepts such employment and agrees to render services to the Company in such capacities on the terms and conditions set forth in this Agreement. The Executive's primary place of employment shall be at the Principal Executive Office.

          3. Term

        (a) Term and Renewal of Agreement. The initial term of employment under this Agreement shall be three years, commencing on November 3, 1997 and, subject to subsection (b), shall be deemed automatically, without further action, to extend for an additional year on each subsequent November 3.

        (b) Extended Term. The Term of this Agreement shall extend in the manner set forth in subsection (a) unless either the Board does not approve the extension and provides written notice to the Executive of such event, or the Executive gives written notice to the Company of the Executive's election not to extend the term. In either case, the written notice


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shall be given on or prior to the November 3 on which the term would otherwise extend under subsection (a). References herein to the term of this Agreement shall refer both to the initial term and extensions thereof.

     4. Duties. The Executive shall:

        (a) faithfully and diligently perform all such acts and duties, and furnish all such services as are assigned to the Executive as of the date this Agreement is signed, and such additional or different acts, duties, and services as the Board may assign to the Executive in the future; and

        (b) devote his full professional time, energy, and skill to the business of the Company and to the promotion of the Company's best interests, except for vacations and for absences made necessary because of illness.

     5. Compensation. The Company shall compensate the Executive for his services at a minimum base salary of $250,000 per year ("Base Salary"). The Executive's Base Salary may be increased from time to time in such amounts as may be determined by the Compensation Committee of the Board, but may not be decreased without the Executive's express written consent (unless the decrease is pursuant to a general compensation reduction applicable to all executive officers of the Company). In addition to his Base Salary, the Executive shall be entitled to receive such bonus payments and stock options as may be determined under Sections 6 and 7, respectively.

     6. Incentive Bonus. For calendar years after 1997, the Executive shall be entitled to an incentive bonus equal to at least 25 percent of the Executive's Base Salary if the Company meets its operating plan each year. The Board may, in its discretion, award the Executive a larger incentive bonus, but not in excess of 50 percent of the Executive's Base Salary. For 1997, the Executive shall be entitled to an incentive bonus equal to $10,000 if the Company meets its 1997 business plan for operating income.

     7. Stock Options. The Executive shall be granted stock options under the Company's stock option plan in accordance with the separate stock option agreement entered into by the Company and the Executive.

     8. Welfare Benefit Plans. The Executive shall be entitled to participate in and receive benefits under those employee welfare benefit plans (including medical, disability and life insurance) generally covering executives of the Company. Executive's coverage under such employee benefit plans shall commence following the expiration of any waiting period required under the plan or, if none, on the date of the Executive's employment.


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     9. Retirement Benefit Plans.

        (a) The Executive shall be entitled to retirement benefits in accordance with the retirement package established by the Company for all employees. Within the first two years of the Executive's term of employment, the Company shall consider and decide whether to establish a supplemental executive retirement plan to make up, to the extent determined by the Company, for the limits on tax-qualified plan benefits that are imposed on employees earning in excess of the Internal Revenue Code limit on compensation ($160,000 for 1998).

        (b) In addition to the normal Company retirement plan, the Executive shall receive special retirement consideration if the Company establishes an Employee Stock Ownership Plan. Details of such consideration have not been determined at the execution of this agreement but will be determined at the future point in time that such Plan is established.

     10. Vacation. The Executive shall be entitled to paid annual vacation in accordance with the policies established from time to time by the Board, which shall in no event be fewer than four weeks per annum. The Executive shall not be entitled to extra cash payments for any vacation he does not utilize.

     11. Automobile. The Company shall provide the Executive with the use of a Company-owned automobile of a type the Board deems reasonable for the Executive's position. The Company shall pay all costs associated with such automobile, including registration, licensing, insurance, and costs of operation.

     12. Moving Expenses

         (a) The company will reimburse the Executeve for relocation per Company Relocation Plan Section 3.9, "Transfer of Employees to a New Location" (Issued 1/1/95).

         (b) If the Executive voluntarily terminates his employment with the Company within two (2) years of the date of his employment, the Executive shall reimburse the Company for any closing costs, tax gross-up payment, and moving expenses which the Company paid on the Executive's behalf or reimbursed to the Executive under this Section.

     13. Expenses. The Company shall reimburse the Executive or otherwise pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board.


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     14. Termination

         (a) Termination without Salary Continuation. In the event (i) the Executive terminates his employment hereunder, (ii) the Executive's employment is terminated by the Board for Cause or due to his Disability, or (iii) the Executive dies, the Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after his last day of active employment. In the event of Executive disability or death terms under Section 18 will apply.

         (b) Termination with Salary Continuation. In the event the Executive's employment is terminated by the Board, or as a result of a merger or acquisition, for a reason other than Cause or Disability, then the Company shall, subject to the provisions of Section 15 (if applicable):

             (1) pay the Executive a severance amount equal to the Executive's Base Salary for one year (determined without regard to any reduction in violation of Section 5) as of his last day of active employment plus any bonus(es), to the extent earned; the severance amount that is equal to the Executive's Base Salary for one year shall be paid in equal installments over a one-year period beginning immediately following the Termination Date and on the Executive's normal payroll cycle (so that each installment will equalthe Executive's pay preceding the Termination Date); the severance amount that is equal to the Executive's bonus(es), to the extent earned, shall be paid in a single sum(s) on the date(s) it(they) would normally be paid; and

             (2) pay the Executive for any unused vacation days at the Executive's base pay rate; and

             (3) vest in full all granted stock options which are scheduled to become exercisable within one year of the Executive's termination; and

             (4) maintain and provide to the Executive, at no cost to the Executive, for a period of 12 months from the Executive's last day of active employment, continued participation in all employee welfare benefit plans (including life insurance) in which the Executive would have been entitled to participate had his employment with the Company continued throughout such period, provided that such participation is not prohibited by the terms of the plan or by the Company for legal reasons. Additionally, the executive split dollar life insurance policy which the Company maintains on behalf of the Executive shall be transferred to the Executive.

         (c) Termination Notice. Except in the event of the Executive's death, a termination under this Agreement shall be effected by means of a Termination Notice.


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     15. Limitation on Severance Benefits. If the payments and benefits under
Section 14, either alone or together with other payments and benefits the Executive has a right to receive from the Company, would constitute a "parachute payment" under section 280G of the Code, the payments and benefits under Section 14 shall be reduced, in a manner determined by the Executive, by the minimum amount necessary to render all of the payments and benefits deductible by the Company pursuant to section 280G of the Code and not subject to the excise tax imposed under section 4999 of the Code.

     The amount of any reduction in the payments and benefits to be made under
Section 14 shall be based upon the opinion (the "Opinion") of independent tax counsel selected by the Company's independent public accountants and paid by the Company. Such counsel shall promptly prepare the Opinion, but in no event later than 60 days from the Termination Date; and may use such actuaries as such counsel deems necessary or advisable for the purpose.

     In the event the Company and/or the Executive does not agree with the Opinion, (i) the Company shall pay to the Executive the maximum amount of payments and benefits under Section 14 which the Opinion indicates will be deductible by the Company and not subject to the excise tax imposed under section 4999 of the Code; and (ii) the Company may request, and the Executive shall have the right to demand that the Company request, a ruling from the Internal Revenue Service as to whether the disputed remaining payments and benefits under Section 14 will be deductible.

     Any such request for a ruling from the Internal Revenue Service shall be promptly prepared and filed by the Company, but in no event later than 60 days from the date of the Opinion. The request for a ruling shall be subject to the Executive's approval prior to filing, and such approval shall not be unreasonably withheld. The Company and the Executive agree to be bound by any ruling received from the Internal Revenue Service and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in section 7872(f)(2)(B) of the Code.

     16. Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes required by law to be withheld from such payments.

     17. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to the Executive and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.


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     18. Disability or Death of Executive.

         (a) In the event that the Executive is unable to perform duties under this agreement due to a disability, the Executive shall be compensated in accordance with terms of the Company's short-term and long-term disability plans.

         (b) Any amounts due the Executive under this Agreement (not including any Base Salary not yet earned by the Executive) unpaid as of the date of the Executive's death, shall be paid in a single sum as soon as practicable after the Executive's death to the Executive's surviving spouse, or if none, to the duly appointed personal representative of his estate.

         (c) Stock option exercise will be in accordance with the Moore Products Co. Non-qualified Stock Option Agreement entered into by the Company and the Executive.

     19. Covenant Not to Compete. During the term of this Agreement, and for a period of one year following the termination of his employment, the Executive shall not:

         (a) engage in, work for, participate in the ownership, management, operation, or control of, be connected with, or have any financial interest in the following instrumentation and controls divisions -- the Fisher-Rosemount Group, Honeywell Industrial Automation & Controls, Siebe Control Systems, Foxboro, Elsag Bailey Process Automation, ABB Industrial Automation, Yokogawa, Eurotherm, Siemens, Bristol Babcock, and Endress & Hauser, or a result of a merger or combination of the competitors listed in this subsection;

         (b) interfere with the relationship of the Company with any of its employees, agents, or representatives (including, but not limited to, causing or helping another business to hire any employee of the Company);

         (c) directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during the term hereof, nor interfere with the relationship of the Company with any of its customers; or

         (d) in the event the Executive is terminated by the Company without Cause; or the Executive's contract is not extended beyond the initial 3-year term; or the Executive is terminated due to a change in control of the Company; then the Covenant Not to Compete, Sections 19, 19 (a), 19 (b), and 19 (c), is voided.

     20. Nondisclosure Covenant. The Executive shall not (other than in the good faith performance of his services to the Company before his termination of employment) disclose or make known to anyone other than employees of the Company, or use for the benefit of himself or any other person, firm, operation, or entity unrelated to the Company, any knowledge, information, or materials, whether tangible or intangible, belonging to the Company, about its products, services, know-how, customers, business plans, or financial, marketing, pricing, and compensation, or about other proprietary matters relating to the Company. On or before the


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Executive's termination of employment with the Company, he shall promptly deliver to the Company any and all tangible, confidential information in his possession

     21. Breach of Covenant. Any breach or violation of the provisions in
Section 19 or Section 20 by the Executive will result in forfeiture by the Executive and all other persons of all rights to any further payments or benefits under this Agreement, and in such event the Company shall have no further obligation to pay any amounts related thereto. The Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of Section 19 or Section 20 and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of Section 19 or
Section 20 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

     22. Miscellaneous

         (a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by the Executive and such officer as may be specifically designated by the Board to sign on its behalf.

         (b) Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

         (c) Prior Employment. The Executive represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior employer or other person.

         (d) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

         (e) Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

         (f) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this


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Agreement and shall not affect the application of any provision to other persons or circumstances.

         (g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

         (h) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

             To the Company:   Secretary & Treasurer
                               Moore Products Co.
                               Sumneytown Pike
                               Spring House, PA 19477

             To the Executive: Donald E. Bogle
                               150 Inverness Drive
                               Blue Bell, PA 19422

         (i) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof.

         (j) Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the Commonwealth of Pennsylvania.


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     IN WITNESS WHEREOF, this Agreement has been executed April 30, 1999.


Attest:                                     MOORE PRODUCTS CO.


/s/ R. E. Wisniewski                        By: /s/ T. C. Moore
------------------------                        -------------------------------
R. E. Wisniewski                                T. C. Moore
Secretary & Treasurer                           Chairman of the
                                                Compensation Committee



Witness:                                    EXECUTIVE


/s/ D. M. Mackey                            /s/ D. E. Bogle
------------------------                    -----------------------------------
                                                D. E. Bogle